                                                                   EXHIBIT 10.33


                [English Translation of Original Spanish Document]

Supply Agreement executed by and between The Coca-Cola Export Corporation, Mexico Branch as the purchaser, herein represented by Arturo Salinas Chavez in his capacity as Attorney-in-fact thereof, hereinafter, COEXPORT, and GRUPO INDUSTRIAL SANTA ENGRACIA, S.A. de C.V. as the supplier, herein represented by its General Attorney-in-fact, Jose Maria Martinez Brohez, hereinafter, THE FRUIT GROWER, pursuant to the following recitals and clauses.


                                 R E C I T A L S


I    THE FRUIT GROWER states that:

A) It is a company organized and existing pursuant to the General Law of Mercantile Companies and that for all legal purposes regarding this Agreement, it states as its domicile that located at Ave. Carrera Torres number 226 Pte., Ciudad Victoria, 87000, Tamaulipas.

B)   It is registered in the Federal Taxpayers Registry under number
     GIS-880802-GH6.

C) Among other activities, it is engaged in the cultivation of citric fruits, for which purpose it rents and owns lands to be used in this agricultural activity.

D) Mr. Jose Maria Martinez Brohez evidences his legal capacity as Attorney-in-fact thereof with Public Instrument Number 2101 dated the thirty-first day of June, 1994, issued by Notary Public Number 187 with jurisdiction in Victoria, Tamaulipas.



II   COEXPORT states that:

A) It is a branch office duly authorized to operate in the Mexican Republic pursuant to the General Law of Mercantile Companies.

B)   It is registered in the Federal Taxpayers Registry under number CCE-
     520101-TC7.



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
                [English Translation of Original Spanish Document]

C) Among other activities, it is engaged in the production of soft- drink concentrates of various flavors, for which reason it requires ITALIAN LEMON FRUIT. This product has traditionally been imported from other countries by COEXPORT and other consumers, since sufficient amounts for meeting the domestic demand are not produced in Mexico. Consequently, COESPORT established a promotion and technical assistance program for the production of Italian Lemon among the citriculturists in the state of Tamaulipas and other states of the Mexican Republic.

D) Mr. Arturo Salinas Chavez evidences his legal capacity as Attorney-in-fact thereof under the terms of Public Instrument Number 80481 dated the sixteenth day of January, 1995, issued by Notary Public Number 9 for the Federal District, Mr. Jose Angel Villalobos Magana.

E) It states as its domicile for the purposes of this Agreement that located at Ruben Dario 115, colonia Bosque de Chapultepec, 11580 Mexico City, Federal District, Delegacion Miguel Hidalgo.


III. Both parties state that they are aware of the above recitals and that they are all true, for which reason they wish to execute this Agreement pursuant to the following:


                                  C L A U S E S


ONE: THE FRUIT GROWER hereby binds itself to plant in a term of three years, 3500 ha (three thousand five hundred hectares) of Italian Lemon fruit trees, whether directly or through affiliate companies or subsidiaries over which it has control whether by contractual rights or as a majority shareholder, pursuant to the planting program of Exhibit "A" hereto, which has been signed by the parties and forms a part hereof.

THE FRUIT GROWER hereby binds itself to carry out all the necessary tasks in its orchards in order to guarantee COEXPORT a minimum delivery in metric tons of fresh fruit per year, pursuant to the following annual harvest schedule, which may vary for causes beyond the control of THE FRUIT GROWER (frosts, prolonged droughts, etc.).

               [English Translation of Original Spanish Document]

Annual Harvest Program

Year           M Tons of Fruit/Year           Year        M Tons of Fruit/Year
1998                     1,200                2004                  91,100
1999                     2,400                2005                 113,900
2000                     3,500                2006                 136,000
2001                    10,200                2007                 159,000
2002                    33,100                2008                 177,000
2003                    65,500                2009                 182,300

TWO: THE FRUIT GROWER hereby binds itself to provide directly or through affiliate companies or subsidiaries over which it has control, whether by contractual rights or as a majority shareholder, and COEXPORT hereby binds itself to purchase the entire production of fresh fruit that THE FRUIT GROWER obtains from the three thousand five hundred hectares set forth in Clause One hereof and under the terms set forth in clauses Three to Fourteen hereof.

THREE: This Agreement shall have a term of twenty years as from the date of its execution. The parties may extend the same for a period of the years with the execution of a written agreement therefor, to be executed within the last 30 days of the term of existence hereof.

FOUR. THE FRUIT GROWER hereby agrees that COEXPORT only binds itself to purchase the fresh fruit obtained during the natural harvest of the plantation that meets the quality specifications established in Exhibit "B" hereto, which has been signed by the parties and forms an integral part hereof. Likewise, COEXPORT shall have a preferential right to acquire fresh fruit produced outside of the natural harvest, under the same terms and conditions established for the purchase of the natural harvest.

FIVE: THE FRUIT GROWER shall deliver the fresh Italian lemon fruit free-on-board at the citric fruit processing plant designated by COEXPORT within a maximum area of 500 km. from the location of the plantation, with a quality such that, when processed, cold-pressed Lemon Oil is obtained which meets the specifications for this product contained in the Foods chemical codes (FCC) and has a minimum content of 2.3% aldehydes, known as Citral (c10H160). The price per metric ton of fresh fruit that COEXPORT shall pay to THE FRUIT GROWER shall be calculated based on the kilograms of Italian Lemon oil contained as the total weighed average of the natural harvest and in the same manner for the harvest(s) out of this season per metric ton of fresh fruit, applying for its payment, the prices stipulated in Exhibit "C" hereto, which has been signed by the parties and forms an integral part hereof.

               [English Translation of Original Spanish Document]

In order to determine the content of Italian Lemon oil for each ton of fresh fruit that THE FRUIT GROWER delivers to COEXPORT, the analysis methods which are established in Exhibit "D" hereto shall be applied, which has been signed by the parties and forms an integral part hereof.

The content of Essential oil of the fruit must be determined by COEXPORT or whomever it designates, by means of the analysis of representative samples of each truckload of fruit that THE FRUIT GROWER or whomever it designates delivers to COEXPORT at the processing plant. THE FRUIT GROWER or whomever it designates, may observe the sampling of the fruit and the determination of the Oil content.

In the event that the annual average of aldehyde content in the cold-pressed Italian lemon Oil without waxes is less than 2.3%, THE FRUIT GROWER hereby agrees that COEXPORT shall reduce the price stipulated in Exhibit "C" by 1.0% for each tenth of a point in which the aldehyde average is under the 2.3% minimum. At its discretion, COEXPORT may or may not purchase the fruit whose aldehyde content in the Oil is lees than 2.0%, in which case both parties agree to negotiate the price at the time of purchase.

For calculating the deduction of the price due to a low aldehyde content, the resulting annual actual average shall be subtracted from the 2.3% minimum and the difference shall be divided by 10. The result shall be multiplied by the price paid per metric ton of fruit during the calendar year in which a low content of aldehydes was recorded (Exhibit "C"). The result shall be the total in dollars that THE FRUIT GROWER must return to COEXPORT at the latest on March 31 of the year following the harvest year.

COEXPORT shall pay the final decision regarding the content of aldehydes in the oil and shall share its analysis method for the determination with THE FRUIT GROWER.

COEXPORT. shall make weekly installments after the first fruit delivery by THE FRUIT GROWER, basing these payments on the fruit-oil content determined by COEXPORT or whomever it may designate, in representative samplings of each delivery that THE FRUIT GROWER makes at the Processing Plant. At the end of the harvest and upon the last fruit delivery, both parties hereby agree to make the necessary adjustments between the paid value and the actual value found as content of fruit oil in the final payment, which shall be at the latest four weeks after the last delivery of fresh fruit.

The same payment process shall be applied in the event that fruit is sent outside of the natural harvest.



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
               [English Translation of Original Spanish Document]

SIX: The payments made by COEXPORT for the purchase of fresh fruit shall be in U.S. dollars at the exchange rate in Mexican currency which Banco de Mexico fixes for such purpose and which is published in the Official Gazette of the Federation on the date on which the payment is made.

SEVEN: COEXPORT shall grant THE FRUIT GROWER, free of charge, the technical assistance required pursuant to generally accepted Italian Lemon growing and production practices for optimizing the production of citric fruits. The technical assistance to be granted by COEXPORT shall be by means of technical circular letters and visits to the orchard, the technical personnel designated by COEXPORT preparing a written report with the required technical recommendations. THE FRUIT GROWER shall be free to follow the suggestions or reject them at any time without prejudice to the obligations that THE FRUIT GROWER acquires as a result of the execution of this Agreement. In no event shall COEXPORT be responsible for the resulting quantity or quality of the obtained fresh fruit, which shall at all times be the responsibility of THE FRUIT GROWER.

EIGHT: COEXPORT hereby binds itself to THE FRUIT GROWER to finance the harvest and the transportation on the first supply of fresh fruit to the processing plant designated by COEXPORT, discounting any advance payment from the first installment made by COEXPORT.

NINE: COEXPORT shall, without charge, grant THE FRUIT GROWER up to 875,000 (eight hundred and seventy five thousand) Italian lemon saplings, sufficient for planting the 3,500 ha (three thousand five hundred) subject matter on this Agreement, pursuant to the schedule of Exhibit "A" hereto. Likewise, if THE FRUIT GROWER decides to plant a density greater than 250 trees per hectare, the remaining trees needed for the planting shall be on its account.

TEN: It is hereby expressly agreed that the provisions of Article 1639 of the Civil code in force for the state of Tamaulipas and its correlating Article 2309 of the Civil code in force for the Federal District shall not apply to this Agreement, since it is THE FRUIT GROWER who undertakes the risk that the harvest may not exist. If THE FRUIT GROWER so desires, it may contract an insurance policy at its expense which covers the risk that a harvest may not exist, as well as the risk of its trees being damaged by natural phenomena, willful acts or negligence.

THE FRUIT GROWER hereby binds itself to take any necessary action to repair any damage that the trees of its plantation may suffer due to natural phenomena, or caused by fire, sabotage or any other act of similar nature.

ELEVEN: COEXPORT shall not be responsible for any claim derived from the labor relationships between THE FRUIT GROWER and its workers. THE FRUIT



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
               [English Translation of Original Spanish Document]

GROWER hereby binds itself to exclude and hold COEXPORT harmless from any civil, labor or criminal claim, including work-related accidents.

TWELVE: The Civil Code of the Federal District shall govern all that not provided for herein.

THIRTEEN: The parties hereby state that there are no flaws of consent in this Agrement which may render it null and void.

FOURTEEN: Both parties hereby agree that this Agreement substitutes and supersedes all previous Agreements as of this date.

FIFTEEN: For the construction and fulfillment of this Agreement, the parties shall subject themselves to the jurisdiction and competence of the courts of Mexico City, Federal District, hereby waiving any jurisdiction of their present or future domiciles.

Once this Agreement was read in its entirety and the parties became aware of its content and legal scope, the parties execute this Agreement in Ciudad Victoria, Tamaulipas, on the second day of April, 1998.


By: COEXPORT                                By: THE FRUIT GROWER

-------------------------                   ---------------------------------
Arturo Salinas Chavez                       Jose Maria Martinez Brohez



Witness:                                    Witness:


-------------------------                   ---------------------------------
Jeronimo Gutierrez Aja                      Edgar Elias Rodriguez R.



Witness:                                    Witness:


-------------------------                   ---------------------------------
Eduardo Zago Berra                          Federico Martinez Zambrano



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
                English Translation of Original Spanish Document




                                   EXHIBIT "A"


                          Planting Schedule 1997 - 1999


-------------------------------------------------------------------------------
                              FIRST STAGE SCHEDULE


         Year                                        No. of Ha.
         1997              January - December          500


         1998              January - December        2,300


         1999              January - October           700


                                    Total:           3,500

-------------------------------------------------------------------------------

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